SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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IDG BOOKS WORLDWIDE, INC.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[IDG LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 15, 2000

To the Stockholders:

      Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of IDG Books Worldwide, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, February 15, 2000 at 10:00 a.m., Pacific Standard Time, at the Moscone Convention Center, South Hall, 747 Howard Street, San Francisco, California, 94103 for the following purposes:

1. To elect directors to serve for a term of one year and until each of their respective successors is duly elected.

2. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending September 30, 2000.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on December 20, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors

By:	/s/ John P. Ball

John P. Ball
Executive Vice President, Operations and Administration, and Secretary

Foster City, California
January 14, 2000

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

IDG BOOKS WORLDWIDE, INC.

PROXY STATEMENT

FOR

1999 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

      The enclosed Proxy is solicited on behalf of the Board of Directors of IDG Books Worldwide, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, February 15, 2000 at 10:00 a.m., Pacific Standard Time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Moscone Convention Center, South Hall, 747 Howard Street, San Francisco, California, 94103. The Company's principal executive offices are located at 919 East Hillsdale Blvd., Suite 400, Foster City, CA 94404, and its telephone number at that location is (650) 653-7000.

      This Proxy Statement and the enclosed proxy card were mailed on or about January 14, 2000, together with the Company's 1999 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

Record Date

      Stockholders of record at the close of business on December 20, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 14,433,597 shares of the Company's Class A Common Stock, $0.001 par value (the "Class A Common Stock"), and 200,000 shares of the Company's Class B Common Stock, $0.001 par value (the "Class B Common Stock"), were issued and outstanding and entitled to be voted at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Class A Common Stock on the Nasdaq National Market on the Record Date was $14.00 per share.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

      Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock on all matters presented at the Annual Meeting, and each holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

      The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

      The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the voting power of the Common Stock entitled to vote shall constitute a quorum for the transaction of business. The Company intends to include abstentions and broker non- votes as present for purposes of establishing a quorum for the transaction of business, to include abstentions and to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

Procedure for Submitting Stockholder Proposals

      Any proposal of a stockholder of the Company which is intended to be presented by such stockholder at the Company's Year 2000 Annual Meeting of Stockholders, either pursuant to inclusion in the proxy statement and form of proxy relating to such meeting or otherwise, must be received by the Secretary of the Company no later than September 17, 2000.

      The Company's Bylaws provide that a stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in his capacity as a proponent to a stockholder proposal. In order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act and the proposal must otherwise be eligible for inclusion pursuant to such regulations. In addition, such stockholder's notice shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors and Nominee's

      The Company's Board of Directors currently consists of five members, each of whom will be elected at the Annual Meeting for a term of one year.

      The Board of Directors has selected the nominees listed below to be elected at the Annual Meeting as the members of the Company's Board of Directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these nominees. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy; however, the Company has no reason to believe that the listed nominees will be unable or will decline to serve as directors. The directors elected at this Annual Meeting will serve for a term of one year or until the respective director's successor has been elected and qualified.

      The names of the nominees for members of the Company's Board of Directors, their ages as of December 20, 1999, and certain other related information are set forth below. There are no family relationships between any of the nominees.

         Name            Age       Position with the Company
-----------------------  ----  ---------------------------------
John J. Kilcullen......   40   Chairman of the Board of Directors
                                 and Chief Executive Officer
Patrick J. McGovern....   62   Director
Kelly P. Conlin........   39   Director
Julius A. Hoeft........   53   Director
Axel J. Leblois........   51   Director

      John J. Kilcullen. Mr. Kilcullen has served as Chief Executive Officer of the Company since July 1991 and has been a director of the Company and Chairman of the Board since March 1998. Prior to that, Mr. Kilcullen served as Vice President, Sales and Marketing and Publisher of the Company from April 1990 to July 1991. For the nine years prior to joining the Company, Mr. Kilcullen worked in various sales and marketing capacities for two publishing industry leaders, Bantam/Doubleday, Dell, Inc. and Prentice-Hall, and computer book publisher Que Corporation.

      Patrick J. McGovern. Mr. McGovern has been a director of the Company since its inception in February 1990. Mr. McGovern is the founder and chairman of the board of directors of International Data Group, a Massachusetts corporation and the parent corporation of the Company ("IDG"). Mr. McGovern has served as the Chairman of IDG and its predecessor since February 1964. Mr. McGovern also serves on the boards of directors of the Massachusetts Institute of Technology, the Magazine Publishers Association and a number of IDG's subsidiaries.

      Kelly P. Conlin. Mr. Conlin has been a director of the Company since January 1999. Mr. Conlin has served as CEO of IDG since March 1999, and has been the President since 1995. Mr. Conlin served as President of IDG Marketing Services from 1991 to October 1995. Mr. Conlin also serves as a director of American Business Press, a privately- held company, and a number of IDG's subsidiaries.

      Julius A. Hoeft. Mr. Hoeft has been a director of the Company since October 1998. Mr. Hoeft is the former Chairman and Chief Executive Officer of Bantam/Doubleday, Dell, Inc. from January 1996 to July 1998 and as President and Chief Executive Officer from June 1991 to January 1996. Mr. Hoeft is a director of Bushnell Inc. and member of the Board of Trustees of the University of Dayton and Keeler Tavern Preservation Society.

      Axel J. Leblois. Mr. Leblois has been a director of the Company since July 1999. Since 1997, Mr. Leblois has served as the Chief Executive Officer of ExecuTrain, a world leader in business technology training. From 1996 to 1997 Mr. Leblois served as a Director for ExecuTrain. From 1991 to 1996, Mr. Leblois was Chief Executive Officer of the North American division of Paris-based Bull HN Information Systems Inc., formerly Honeywell Information Systems. Mr. Leblois is also a member of the board of directors of World Times, Inc., has been on the board of Wang Global, and is currently a trustee of the Atlanta International School.

Board Meetings and Committees

      The Board of Directors of the Company held a total of four meetings during fiscal 1999. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors during each director's service on the Board and the total number of meetings of the committees upon which he or she served. Certain matters were approved by the Board of Directors and its committees by unanimous written consent. The Board of Directors of the Company has two standing committees: an Audit Committee and a Compensation Committee.

      The Audit Committee, which currently consists of Mr. Hoeft, is responsible for, among other things, (i) reviewing and recommending the selection and retention of the Company's independent accountants, (ii) approving the services performed by such accountants, (iii) consulting with such accountants and reviewing with them the results of their examinations, (iv) overseeing compliance with SEC requirements for disclosure of auditors' services and audit committee members and activities, (v) reviewing the Company's accounting and financial resources and (vi) reviewing and evaluating the Company's system of internal accounting controls, policies and procedures. The Audit Committee, which was established in October 1998, held one meeting during fiscal 1999.

      The Compensation Committee, which currently consists of Mr. Hoeft, is responsible for (i) reviewing and making recommendations to the Board regarding the compensation policy for the Company's officers and directors, (ii) administering the Company's current stock plans and reviewing and making recommendations regarding other proposed or adopted compensatory plans, (iii) reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the Company's executive officers, (iv) reviewing and making recommendations to the Board regarding general compensation goals and guidelines for the Company's employees, (v) preparing the Report of the Compensation Committee and (vi) authorizing the repurchase of shares from terminated employees pursuant to applicable law. The Compensation Committee, which was established in October 1998, held one meeting during fiscal 1999.

Director Compensation

      The Company's directors who are not officers or employees of the Company are paid an annual retainer of $10,000 and a fee of $1,000 for each meeting attended of the Board of Directors or of a committee of the Board. The Company's 1998 Stock Plan provides for automatic grants of options to non-employee directors to purchase 10,000 shares of the Class A Common Stock upon the director's election and options to purchase 5,000 shares of the Class A Common Stock on March 1 of each year, provided he or she has served on the board for six months. The 1998 Stock Plan provides that options issuable to directors of the Company who are also officers or directors of IDG will, at the election of IDG, be issued to IDG or an officer, director or employee of IDG designated by IDG. During fiscal 1999, in accordance with the 1998 Stock Plan, the Company granted 10,000 options on October 3, 1998 at $9.125 to Mr. Hoeft, 10,000 options on July 13, 1999 at $18.875 to Mr. Leblois, and 10,000 to IDG on March 1, 1999 at $15.1875. During fiscal 1999, no other directors received options to purchase capital stock of the Company.

Required Vote

      The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors. Votes withheld are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they otherwise have no legal effect under Delaware law.

RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. KILCULLEN, MCGOVERN, CONLIN, HOEFT AND LEBLOIS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has selected Deloitte & Touche LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 2000. Deloitte & Touche LLP has been the Company's auditors since its founding in 1990. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting to make a statement and respond to appropriate questions.

Required Vote

      The Board of Directors has conditioned its appointment of the Company's independent accountants upon the receipt of the affirmative vote by the holders of a majority of the Common Stock present in person or represented by proxy and voting at the Annual Meeting. In the event that the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the independent accountants will be reconsidered by the Board of Directors.

RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The Company is a wholly-owned subsidiary of IDG Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of IDG Holdings, Inc., a Delaware corporation. IDG Holdings, Inc. is a wholly-owned subsidiary of IDG, a majority of the capital stock of which is owned by Patrick J. McGovern, its founder and chairman of the board of directors and a director of the Company. IDG's address is One Exeter Plaza, Boston, Massachusetts 02116. The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock by the Company's principal stockholder, each of the Named Executive Officers, each of the Company's directors and by all executive officers and directors of the Company as a group.

                                                                           All
                                                                         Common
                             Class A Common Stock  Class B Common Stock   Stock
                             --------------------  -------------------- ---------
                               Shares    Percent     Shares    Percent   Percent
                               Benefi-      of       Benefi-      of    of Total
                               cially     Owner-     cially     Owner-   Voting
                              Owned(1)     ship     Owned(1)     ship     Power
                             ----------- --------  ----------- -------- ---------
IDG Enterprises, Inc.(2).... 10,517,416    72.81%     200,000      100%    76.12%
John J. Kilcullen(3)........    146,119     1.00%         --       --       *
Steven H. Berkowitz(3)......     40,184     *             --       --       *
John P. Ball(4).............     52,114     *             --       --       *
Brenda L. McLaughlin(3).....     43,241     *             --       --       *
James A. Doehrman(3)........     23,422     *             --       --       --
Patrick J. McGovern(5)...... 10,518,416    72.82      200,000      100     76.12
Kelly P. Conlin(6)..........      1,000     *             --       --       *
Julius A. Hoeft(7)..........     10,167     *             --       --       *
Axel J. Leblois(8)..........      3,333     *             --       --       *
All executive officers and
  directors as a group
  (9 persons)............... 10,837,996    73.78      200,000      100     76.92

_______________

* Represents beneficial ownership of less than one percent.

(1) The number and percentage of shares beneficially owned are based on 14,433,597 shares of Class A Common Stock and 200,000 shares of Class B Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares of Class A Common Stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them.

(2) Represents shares of Class A Common Stock, shares issuable upon exercise of vested options, and Class B Common Stock owned by IDG Enterprises, Inc., an indirect, wholly-owned subsidiary of IDG of which Mr. McGovern is chairman of the board of directors and of which Mr. McGovern owns a majority of the issued and outstanding capital stock.

(3) Represents vested shares in the Company's Employee Stock Ownership Plan, shares issuable upon exercise of vested options, and shares purchased by the individual under the Company's Employee Stock Purchase Plan.

(4) Represents vested shares in the Company's Employee Stock Ownership Plan, shares issuable upon exercise of vested options, shares purchased by the individual under the Company's Employee Stock Purchase Plan, and shares held by Mr. Ball's wife.

(5) Represents shares of Class A Common Stock, shares issuable upon exercise of vested options, shares held by Mr. McGovern's wife, and Class B Common Stock owned by IDG Enterprises, Inc., an indirect, wholly-owned subsidiary of IDG of which Mr. McGovern is chairman of the board of directors and of which Mr. McGovern owns a majority of the issued and outstanding capital stock.

(6) Represents shares directly held by Mr. Conlin.

(7) Represents shares issuable upon exercise of vested options and shares directly held by Mr. Hoeft.

(8) Represents shares issuable upon exercise of vested options.

      As a result of its ownership of the Company's Common Stock, IDG will be able to significantly influence matters affecting the Company, will be in a position to direct the election of all members of the Board of Directors, and will be able to control all actions that require the approval of a majority of the voting share capital of the Company.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the compensation paid to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the Company's fiscal years ended September 30, 1999 and September 30, 1998.1

                                                          Long-Term     All
                                   Annual Compensation     Compen-     Other
     Name and Principal       ---------------------------  sation     Compen-
          Position            Year  Salary($)   Bonus($)  Awards(2)  sation($)
----------------------------  ----- ---------   --------- ---------  ---------
John J. Kilcullen...........  1999  $289,000    $289,000    $4,800     $3,972 (3)
  Chief Executive Officer     1998   270,000     422,600    14,400    233,402 (4)
                              1997   260,000     336,975    21,000    559,012 (4)

Steven H. Berkowitz.........  1999   235,000     235,000     4,800      4,338 (3)
  President and Publisher     1998   210,000     336,060    14,400    175,053 (4)
                              1997   200,000     281,358    21,000     88,783 (4)

John P. Ball................  1999   200,000     145,000     4,800      4,615 (3)
  Executive Vice President,   1998   190,000     161,755    14,400         --
   Operations and             1997   175,000     114,775    21,000         --
   Administration, and
   Secretary

Brenda L. McLaughlin........  1999   178,000      99,000     4,800      3,594 (3)
  Senior Vice President and   1998   165,000     101,979    14,400         --
   Group Publisher            1997   144,769      66,675    21,000         --

James A. Doehrman...........  1999   178,000     104,000     4,800      3,787 (3)
  Vice President and Chief    1998   165,000      79,737    14,400         --
   Financial Officer          1997    28,558 (5)      --    16,773     50,000 (6)

___________

(1) The Company's fiscal year ends on last Saturday in September. Fiscal years 1999 and 1998 ended on September 25, 1999 and September 26, 1998, respectively. For convenience, fiscal year-ends are denoted occasionally herein as September 30.

(2) Represents contribution by the Company to its Employee Stock Ownership Plan.

(3) All Other Compensation for Mr. Kilcullen, Mr. Berkowitz, Mr. Ball, Ms. McLaughlin, and Mr. Doehrman during fiscal 1999 consists of matching and other contributions made under the Company's 1999 401(k) and Profit Sharing Plan.

(4) Consists of deferred compensation. The deferred compensation programs pursuant to which Mr. Kilcullen and Mr. Berkowitz received such amount were terminated at the end of fiscal 1998.

(5) Represents compensation from July through September 1997 based on an annual salary of $165,000.

(6) Represents Mr. Doehrman's relocation expense allowance.

Option Grants in Last Fiscal Year

      There were no stock options granted to the named Executive Officers during the fiscal year ended September 30, 1999.

Option Exercises and Holdings

      The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during fiscal 1999 and the number of shares subject to exercisable and unexercisable stock options as of September 30, 1999. The table also sets forth certain information with respect to the value of stock options held by such individuals as of September 30, 1999.

Fiscal Year Aggregated Option Exercises
and Fiscal Year-End Option Values

                                               Number of Securities
                                              Underlying Unexercised    Value of Unexercised
                           Shares                  Options at          In-the-Money Options at
                          Acquired  Value       Fiscal Year-End           Fiscal Year-End
                             on    Realized ------------------------  ------------------------
          Name            Exercise   ($)    Exercisable Unexercisable Exercisable Unexercisable
------------------------  -------- -------- ----------  ------------  ----------  ------------
John J. Kilcullen.......       --       --     83,333       166,667    $239,167      $478,333
Steven H. Berkowitz.....       --       --     83,333       166,667     239,167       478,333
John P. Ball............       --       --     33,333        66,667      95,667       191,333
Brenda L. McLaughlin....       --       --     25,000        50,000      71,750       143,500
James A. Doehrman.......       --       --     16,667        33,333      47,833        95,667

(1) The amount set forth represents the difference between the closing Common Stock share price of $14.75 on September 24, 1999, as reported by the Nasdaq National Market, and the applicable exercise price, multiplied by the applicable number of options.

RELATIONSHIP WITH IDG AND CERTAIN TRANSACTIONS

Principal Stockholder; Control of the Company

      The Company is a wholly-owned subsidiary of IDG Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of IDG Holdings, Inc., a Delaware corporation. IDG Holdings, Inc. is a wholly-owned subsidiary of IDG, the majority of the capital stock of which is owned by Patrick J. McGovern, its founder and chairman of the board of directors and a director of the Company. Through its subsidiaries, IDG currently owns 10,517,416 shares of the Class A Common Stock and all of the 200,000 shares of Class B Common Stock, together representing 76.12% of the voting power of the Company.

      As a result of its ownership of Class A Common Stock and Class B Common Stock, IDG is able to significantly influence matters affecting the Company and is in a position to control all actions that require the approval of a majority of the voting share capital of the Company, including amendments to the Company's Certificate of Incorporation, and any business combinations, and to direct the election of all members of the Board of Directors. Nonetheless, Delaware law requires that the members of the Board of Directors and officers owe a fiduciary duty to the Company regardless of conflicting interests of any other entity with which they may be affiliated.

Intercompany Agreements

      The Company and IDG have entered into certain agreements for the purpose of defining their ongoing relationship. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Although there can be no assurance that these agreements or the transactions contemplated by these agreements have been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties, the Company believes that such agreements taken as a whole are fair to both parties and that the amount of the expenses contemplated by the agreements would not be materially different if the Company operated on a stand-alone basis.

      Corporate Services Agreement. The Company and IDG have entered into a Corporate Services Agreement (the "Corporate Services Agreement") pursuant to which IDG provides the following administrative services to the Company: tax services, accounting, and corporate record keeping. The monthly fee under the Corporate Services Agreement is $38,500. In addition, the Company may request certain additional services, including legal, corporate development and public relations services, to be provided from time-to-time in the future. The Corporate Services Agreement may be terminated by the Company on 90 days notice or by IDG when it ceases to own a majority of the outstanding voting stock of the Company.

      Registration Rights Agreement. The Company and IDG Enterprises, Inc., an indirect wholly-owned subsidiary of IDG, have entered into a Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement entitles IDG Enterprises, Inc. to include its shares of Common Stock of the Company in any future registration of common stock made by the Company. The Company has agreed pursuant to the terms of the Registration Rights Agreement to pay all costs and expenses, other than underwriting discounts and commissions related to shares to be sold by IDG Enterprises, Inc. and expenses of legal counsel for IDG Enterprises, Inc., in connection with any such registration.

      Trademark License Agreement. In connection with the initial public offering of the Company, IDG transferred to the Company certain trademarks owned by IDG that relate to publications and products of the Company. In addition, the Company and IDG have entered into a Trademark License Agreement (the "Trademark License Agreement") pursuant to which IDG has granted to the Company a royalty-free license to use certain trademarks in conjunction with publications and products currently produced and held by the Company. Currently all of the Company's publications use trademarks covered by the Trademark License Agreement. These trademarks generally include references to "IDG," but do not include the ". . . For Dummies" trademark or the names of the Company's other publications, which are owned by the Company. The Trademark License Agreement provides that if IDG's voting interest in the Company is reduced to less than 30%, the parties will negotiate in good faith to reach an agreement providing for the continued use of the trademarks, including the IDG Books mark. If the parties were unable to reach such an agreement, the Company would be required to cease using marks covered by the Trademark License Agreement. The license also may be terminated by IDG upon a breach of the Trademark License Agreement or the insolvency of the Company.

      Noncompetition Agreement. IDG has agreed that, until the earlier of five years after the initial public offering of the Company or such time as IDG ceases to own at least a majority of the voting power of the Company, it will not, directly or indirectly, as a partner, stockholder, investor or otherwise, own a majority share or be responsible for the management of any corporation or other entity the business objectives or activities of which are carried on anywhere in the world and consist primarily of book publishing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all forms they file. Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that, during fiscal 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee was formed in October 1999 and is currently composed of Julius A. Hoeft. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of the Board of Directors (the "Committee") was established in October 1998 and is responsible for reviewing and making recommendations to the Board regarding the compensation and benefits for the Company's officers, other employees and directors, as well as compensation matters generally. The Committee also administers the Company's stock plans.

Compensation Philosophy and Policy

      The policy of the Committee is to attract and retain executive officers and employees through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership. The objectives of the Committee are to:

  ensure that there is an appropriate relationship between executive compensation and the creation of stockholder value;

  ensure that the total compensation program will motivate, retain and attract executives of outstanding abilities; and

  ensure that current cash and equity incentive opportunities are competitive with comparable companies.

      The Company has taken the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction cap under Section 162(m) of the Internal Revenue Code, as amended.

Elements of Compensation

      Compensation for executive officers includes both cash and equity elements.

      Cash compensation consists of (i) base salary which is determined on the basis of the level of responsibility, expertise and experience of the executive officer, taking into account competitive conditions in the industry, and (ii) cash bonuses up to an established percentage of base salary, subject to meeting all or a portion of targeted objectives.

      Ownership of the Company's Common Stock is a key element of executive compensation. Executive officers and other employees of the Company are eligible to participate in the 1998 Stock Plan (the "Stock Plan") and the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Stock Plan permits the Board of Directors or the Committee to grant stock options to employees on such terms as the Board or the Committee may determine. The Committee has the sole authority to grant stock options to executive officers of the Company and is currently administering stock option grants to all employees. In determining the size of a stock option grant to a new executive officer or other employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances and other relevant factors. Additional options may be granted to current executive officers and employees to reward exceptional performance or to provide additional unvested equity incentives. These options typically vest over a four-year period and thus require the employee's continuing service to the Company. The Purchase Plan permits employees to acquire Common Stock of the Company through payroll deductions and promotes broad-based equity participation throughout the Company. The Committee believes that such stock plans align the interests of the employees with the long-term interests of the stockholders.

      The Company also maintains a 401(k), Profit Sharing, and Employee Stock Ownership retirement savings plan (the "KSOP Plan"). The KSOP Plan provides that each participant may contribute up to 8% of his or her pre-tax gross compensation (up to a statutory prescribed annual limit of $10,000 in 1999).

Fiscal 1999 Executive Compensation

      Executive compensation for fiscal 1999 included base salary and cash bonuses based upon achievement of corporate goals and individual performance goals. Executive officers, like other employees, were eligible for option grants under the Stock Plan and to participate in the Purchase Plan.

Chief Executive Officer Compensation for Fiscal 1999

      In fiscal 1999, Mr. Kilcullen received a salary of $289,000 and a bonus of $289,000. Mr. Kilcullen's salary and bonuses for fiscal 1999 were based on the same factors considered for each executive officer, as previously described. In fiscal 1999, the Company also contributed, on behalf of Mr. Kilcullen, $4,800 to the Company's Employee Stock Ownership Plan.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Julius A. Hoeft

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total return to stockholders on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Dow Jones Publishing Index. The graph assumes that $100 was invested on July 28, 1998 (the date of the Company's initial public offering) in the Company's Class A Common Stock, the Nasdaq Stock Market (U.S.) Index and the Dow Jones Publishing Index, assuming reinvestment of dividends, if any. No dividends have been declared or paid on the Company's Class A Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN AMONG IDG BOOKS WORLDWIDE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE DOW JONES PUBLISHING INDEX

[GRAPH DATA]

                                    NASDAQ Stock       DOW Jones
                 IDG Books         Market (U.S.)       Publishing
              Worldwide, Inc.          Index             Index
            -------------------- ------------------ ----------------
07/28/98                   $100               $100             $100
09/30/98                    $71                $90              $85
12/31/98                   $111               $117             $100
  3/31/99                  $161               $131              $97
  6/30/99                  $118               $143             $110
  9/30/99                  $103               $147             $109

OTHER MATTERS

      The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the enclosed envelope.

THE BOARD OF DIRECTORS

Foster City, California
January 14, 2000

Proxy Card IDGB 1999

PROXY IDG BOOKS WORLDWIDE, INC.

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints John J. Kilcullen and John P. Ball, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of IDG Books Worldwide, Inc. (the "Company") held of record by the undersigned on December 20, 1999 at the Annual Meeting of the Stockholders of the Company to be held on February 15, 2000 and any adjournment or postponement thereof.

THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

IDG BOOKS WORLDWIDE, INC.		Election of Directors Nominees: Kelly P. Conlin Axel J. Leblois Julius A. Hoeft Patrick J. McGovern John J. Kilcullen	FOR ALL WITH- FOR ALL NOMINEES HOLD EXCEPT
CONTROL NUMBER: RECORD DATE SHARES:

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

		2. Ratify the Appointment of Deloitte & Touche LLP as Independent Auditors.	FOR AGAINST ABSTAIN

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark box at right if an address change or comment has been

noted on the reverse side of this card.

Please be sure to sign and date this Proxy.	Date
Stockholder sign here Co-owner sign here

DETACH CARD